EX-2.1

EXECUTION COPY

PURCHASE AGREEMENT

dated as of October 18, 2007

by and among

SPRINGBOX GP, LLC,

THE LIMITED PARTNERS SET FORTH ON SCHEDULE A ATTACHED HERETO

and

VIEWPOINT CORPORATION

with respect to all the partnership interests of

SPRINGBOX, LTD.

TABLE OF CONTENTS

     This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

- i -

2.26	Nature of Purchase	20
2.27	Accredited Investor	20
2.28	Brokers	20
2.29	Disclosure	20

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER		21
3.01	Organization; Authority	21
3.02	No Conflicts	21
3.03	Governmental Approvals and Filings	21
3.04	Legal Proceedings	22
3.05	Capital Stock	22
3.06	Brokers	22

ARTICLE IV COVENANTS OF SELLERS		22
4.01	Regulatory and Other Approvals	22
4.02	Investigation by Purchaser	23
4.03	No Solicitations	23
4.04	Conduct of Business	23
4.05	Financial Statements	24
4.06	Employee Matters	24
4.07	Certain Restrictions	25
4.08	Affiliate Transactions	26
4.09	Books and Records	26
4.10	Noncompetition	26
4.11	Notice and Cure	27
4.12	Fulfillment of Conditions	27

ARTICLE V COVENANTS OF PURCHASER		28
5.01	Regulatory and Other Approvals	28
5.02	Notice and Cure	28
5.03	Fulfillment of Conditions	28

ARTICLE VI CONDITIONS TO OBLIGATIONS OF PURCHASER		29
6.01	Representations and Warranties	29
6.02	Performance	29
6.03	Sellers’ Certificate	29
6.04	Orders and Laws	29
6.05	Regulatory Consents and Approvals	29
6.06	Third Party Consents	29
6.07	Financing	30
6.08	Line of Credit	30
6.09	Non-Compete Agreements	30
6.10	Employment Agreements	30
6.11	Proceedings	30

- ii -

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SELLERS		30
7.01	Representations and Warranties	30
7.02	Performance	30
7.03	Purchaser’s Certificate	30
7.04	Orders and Laws	31
7.05	Regulatory Consents and Approvals	31
7.06	Third Party Consents	31
7.07	Proceedings	31
7.08	Financing	31
7.09	Line of Credit	31
7.10	Employment Agreements	31

ARTICLE VIII SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS		32
8.01	Survival of Representations, Warranties, Covenants and Agreements	32

ARTICLE IX TAX MATTERS		32
9.01	Indemnity	32
9.02	Tax Returns and Payments	33
9.03	Refunds	33
9.04	Contests	33
9.05	Cooperation and Exchange of Information	34
9.06	Miscellaneous	35

ARTICLE X INDEMNIFICATION		35
10.01	Indemnification	35
10.02	Recourse	36
10.03	Method of Asserting Claims	36
10.04	Tax Matters	39

ARTICLE XI TERMINATION		39
11.01	Termination	39
11.02	Effect of Termination	39

ARTICLE XII DEFINITIONS		40
12.01	Definitions	40

ARTICLE XIII MISCELLANEOUS		48
13.01	Notices	48
13.02	Entire Agreement	49
13.03	Expenses	49
13.04	Public Announcements	49
13.05	Confidentiality	49
13.06	Waiver	50

- iii -

13.07	Amendment	50
13.08	No Third Party Beneficiary	50
13.09	No Assignment; Binding Effect	50
13.10	Headings	50
13.11	Consent to Jurisdiction and Venue	51
13.12	Invalid Provisions	51
13.13	Governing Law	51
13.14	Counterparts	51
13.15	Representation	51

	EXHIBITS

EXHIBIT A	Schedule of Limited Partners
EXHIBIT B	Sellers’ Certificate
EXHIBIT C	Form of Non-Compete Agreement
EXHIBIT D	Purchaser’s Certificate
EXHIBIT E	Form of Employment Agreements
EXHIBIT 1.05	Allocation of Consideration
EXHIBIT 10.01	Indemnification Percentage of Principals

- iv -

     This PURCHASE AGREEMENT dated as of October 18, 2007 (this “Agreement”), is made and entered into by and among Springbox GP, LLC a Texas limited liability company (the “General Partner”) and the general partner of Springbox Ltd., a Texas limited partnership (the “Company”), Dan Isaacs, Adam Moore, Cy Huckaba, Larry Isaacs and Gary Moore (the “Limited Partners” and, together with the General Partner, the “Sellers”), and Viewpoint Corporation, a Delaware corporation (“Purchaser”). Capitalized terms not otherwise defined herein have the meanings set forth in Section 12.01.

     WHEREAS, each Seller owns that percentage of the Company set forth adjacent to its name on the Schedule of Limited Partners attached as Exhibit A hereto,

     WHEREAS, Sellers own all of the issued and outstanding general and limited partnership interests (the “Interests”) of the Company; and

     WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the Interests on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

     1.01 Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, the Interests.

      1.02 Purchase Price; Adjustment.

     (a) Purchase Price. In consideration for the transfer of the Interests to Purchaser at the Closing, Purchaser will (i) pay to Sellers cash in the amount of $4,950,000 (the “Initial Cash Payment”), subject to adjustment as provided in Section 1.02 and 1.03 (the Initial Cash Payment, as adjusted pursuant to Sections 1.02 and 1.03, the “Cash Payment”) and (ii) issue to Sellers a number of whole shares (ignoring fractions) of Purchaser Common Stock determined by dividing (x) $550,000 by (y) the Per Share Price (the “Purchased Shares” and, together with the Cash Payment and the Earnout Shares (as defined below), the “Purchase Price”).

(b) Purchase Price Adjustment to Reflect Net Book Value.

     (i) Following the Closing Date, representatives of Purchaser and/or their independent public accountants (“Purchaser’s Accountants”) observed by Sellers and/or Sellers’ independent public accountants (“Sellers’ Accountants”) shall expeditiously perform such procedures with respect to the Company as are necessary and appropriate to prepare and review the Closing Date Financial Statements (as defined below). Not later than ninety (90) days following the Closing Date, Purchaser shall deliver to Sellers (A) a balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”),

and the related statement of operations for the period commencing December 31, 2006 and ending on the Closing Date (together with the Closing Date Balance Sheet, the “Closing Date Financial Statements”), which Closing Date Financial Statements shall (I) be prepared in accordance with the Books and Records of the Company and (II) present fairly the financial position of the Company as of the Closing Date and the results of its operations for the applicable period in accordance with GAAP and those accounting policies and practices used in the preparation of the financial statements of Purchaser as set forth on Exhibit 1.02(b)(ii) and (B) a certificate of Purchaser (the “Closing Date Certificate”), which shall set forth Purchaser’s good faith calculation of the Net Book Value of the Company as of the Closing Date (the “Closing Date Net Book Value”) as determined from and supported by the Closing Date Balance Sheet. To the extent requested by Purchaser, Sellers shall, prior to the delivery of the Closing Date Balance Sheet, make available to Purchaser and Purchaser’s Accountants such of the Books and Records of the Company in the possession of Sellers as shall be reasonably necessary for the preparation of the Closing Date Balance Sheet. Sellers’ Accountants may participate in and observe the preparation of the Closing Date Balance Sheet. Purchaser and Purchaser’s Accountants shall make all of their work papers and other relevant documents in connection with the preparation of the Closing Date Balance Sheet available to Sellers and Sellers’ Accountants, and shall make the persons in charge of the preparation of the Closing Date Balance Sheet available for reasonable inquiry by Sellers and Sellers’ Accountants.

     (ii) Sellers shall notify Purchaser in writing within forty-five (45) days following receipt of the Closing Date Certificate if they do not agree with the Closing Date Net Book Value set forth thereon, in which case Purchaser and Purchaser’s Accountants on the one hand, and Sellers and Sellers’ Accountants on the other, will use good faith efforts during the ten (10) day period following the date such written notice was received by Purchaser to resolve any differences they may have as to the Closing Date Net Book Value. Such written notice will identify with specificity the calculations with which Sellers disagree or other bases for such disagreement. If Purchaser and Sellers cannot reach agreement during such ten day period, their disagreements shall be promptly submitted to an independent, nationally-recognized public accounting firm jointly selected by Purchaser’s Accountants and Sellers’ Accountants (the “Independent Accountant”), which shall conduct such additional review as is necessary to resolve the specific disagreements referred to it and, based thereon, shall determine the Closing Date Net Book Value. The review of the Independent Accountant will be restricted as to scope to address only those matters as to which Purchaser and Sellers have not reached agreement pursuant to the preceding sentence. The final determination as to any matter reviewed by the Independent Accountant shall be within the range supplied by Purchaser and Sellers. The Independent Accountant’s determination of the Closing Date Net Book Value, which shall be completed as promptly as practicable but in no event later than thirty (30) days following its selection, shall be confirmed by the Independent Accountant in writing to, and shall be final and binding on, Purchaser and Sellers for purposes of this paragraph (b).

(iii) To the extent that the Closing Date Net Book Value determined in accordance with subparagraph (ii) or (iii), as the case may be (the “Final Net Book

Value”), is greater than $1,300,000 (the amount by which the Final Net Book Value exceeds $1,300,000 being herein referred to as the “Excess Amount”), Purchaser shall be required to pay to Sellers an amount in cash equal to the Excess Amount by wire transfer of immediately available funds to Sellers’ account. To the extent that the Final Net Book Value is less than $1,300,000 (the difference between $1,300,000 and the Final Net Book Value being herein referred to as the “Deficiency Amount”), then, Sellers shall be required to pay Purchaser an amount in cash equal to the Deficiency Amount by wire transfer of immediately available funds to Purchaser’s account.

(iv) The fees and expenses of the Independent Accountant shall be prorated between Sellers and Purchaser in proportion to the amounts in dispute resolved against each of them.

      1.03 Accounts Receivable Payment.

     (a) On the Closing Date, Sellers are providing Purchaser with a certificate of Sellers setting forth in detail (i) the face value of the Accounts Receivable of the Company as of the close of business on the day prior to the Closing Date (the “Closing Date Accounts Receivable”) and (ii) the amount of any bad debt reserves (the “Bad Debt Reserves”) with respect to the Closing Date Accounts Receivable.

     (b) Purchaser shall, on and after the Closing Date, use commercially reasonable efforts to collect the Closing Date Accounts Receivable. Purchaser shall, after the Closing Date, also provide Sellers with reports from time to time as to the Closing Date Accounts Receivable collected.

     (c) Not later than the fifth Business Day following the 180th day after the Closing Date, Purchaser shall provide Sellers with a written notice (the “Receivables Notice”) describing in reasonable detail all uncollected Closing Date Accounts Receivable, if any, and the total face amount thereof. Purchaser will sell, and Sellers agree to purchase, uncollected Closing Date Accounts Receivable specified by Purchaser, less the Bad Debt Reserves, for an aggregate purchase price equal to the total face amount thereof. After such uncollected Closing Date Accounts Receivable are purchased by Sellers, Purchaser will continue to make efforts to collect such Closing Date Accounts Receivable in the normal course of business, and any payments received thereon by Purchaser will be remitted to Sellers after deducting any expenses incurred in connection with such collection. To the extent that Purchaser collects Closing Date Accounts Receivable in excess of an amount equal to (x) the aggregate face value of the Closing Date Accounts Receivable less (y) the Bad Debt Reserves, Purchaser shall, within five (5) Business Days following such collection, remit to Sellers one hundred percent (100%) of such excess amount.

     (d) Any amounts payable by Sellers to Purchaser pursuant to Section 1.03(c) above shall be paid in cash by Sellers to Purchaser within five (5) Business Days following the receipt of the Receivables Notice.

     1.04 Additional Consideration – Baseline Earnout. As additional consideration, Purchaser shall deliver to Sellers one share of Purchaser Common Stock for each dollar of

EBITDA earned by the Company for each six month period commencing on January 1, 2008 and ending on December 31, 2010 (such shares, as adjusted pursuant to this Section 1.04, the “Baseline Earnout Shares”); provided, however, that the maximum number of Baseline Earnout Shares to be issued shall be two million five hundred thousand (2,500,000) shares. Any such Baseline Earnout Shares (and the amount of EBITDA) shall be calculated in good faith by Purchaser on a semi-annual basis on June 30 and December 31 of the relevant year using GAAP and the same accounting policies and practices used in the preparation of the financial statements of Purchaser and, subject to Section 1.07 below, such shares shall be delivered to Sellers within thirty (30) days after the amount of EBITDA has been determined for the relevant six month period. To the extent that EBITDA is negative for any applicable six month period, Purchaser may offset any future issuances of Baseline Earnout Shares by an amount equal to one share per each dollar of negative EBITDA.

     1.05 Additional Consideration – Excess EBITDA Earnout. As additional consideration, Purchaser shall deliver to Sellers eight-tenths of one share (0.8) of Purchaser Common Stock for each dollar of EBITDA earned by the Company in excess of two million five hundred thousand dollars ($2,500,000) for the period commencing on January 1, 2008 and ending on December 31, 2009 (such shares, as adjusted pursuant to this Section 1.05, the “Excess Earnout Shares” and, together with the “Baseline Earnout Shares”, the “Earnout Shares”); provided, however, that the maximum number of Excess Earnout Shares to be issued shall be two million five hundred thousand (2,500,000) shares. Any such Excess Earnout Shares (and the amount of EBITDA) shall be calculated in good faith by Purchaser on December 31, 2009 using GAAP and the same accounting policies and practices used in the preparation of the financial statements of Purchaser and, subject to Section 1.07 below, such shares shall be delivered to Sellers within thirty (30) days after the amount of EBITDA has been determined for the relevant two year period. To the extent that EBITDA is negative for any applicable six month period, Purchaser may offset any future issuances of Excess Earnout Shares by an amount equal to eight-tenths of one share (0.8) per each dollar of negative EBITDA. The obligations of Purchaser to deliver the Baseline Earnout Shares and the Excess Earnout Shares pursuant to Sections 1.04 and 1.05 shall be subject to the receipt of representations substantially similar to those provided for in Sections 2.26 and 2.27 and shall be binding on any successor or assign of Purchaser pursuant to Section 13.09. The parties acknowledge and agree that Cy Huckaba (“Huckaba”) shall be an “at-will” employee. If Huckaba is unable to make the representations provided for in Sections 2.26 and 2.27 or the Company is otherwise unable to issue the Earnout Shares pursuant to a valid exemption from registration under the Securities Act of 1933, as determined by Purchaser in its reasonable discretion, and Purchaser terminates his employment with Cause, or if Huckaba terminates his employment with Purchaser without Good Reason, Huckaba shall forfeit any future right to receive Earnout Shares or cash instead of Earnout Shares; and instead such right to receive Earnout Shares or cash instead of Earnout Shares shall automatically transfer to the remaining Principals. For purposes of this Section 1.05 only, the following definitions shall apply:

(i) “Cause” means the occurrence of any of the following:

(1) the willful and continuing refusal of Huckaba to follow the lawful directives of his supervisor, provided that such directives are consistent with Huckaba’s title and position.

(2) conduct that is intentional and known by Huckaba to be materially harmful or potentially materially harmful to Purchaser's best interest, (3) gross negligence in the performance of, or willful disregard of, Huckaba’s obligations hereunder,

(4) Huckaba’s conviction of any felony, or

(5) Huckaba’s commission of any act of dishonesty or moral turpitude which, in the good faith opinion of the Board of Directors of Purchaser, is materially detrimental to Purchaser;

provided, however, that in the event of a termination due to one or more of the reasons set forth in clauses (i)(1), (2) and/or (3), Huckaba shall be provided with a period of five (5) business days from the date Purchaser gives notice of such termination to effectively cure or remedy such reason or reasons (unless such cure or remedy is not possible).

(ii) “Good Reason” means the occurrence of any of the following:

(1) any significant diminution of Huckaba’s duties without his consent; provided, however that this provision shall not apply in connection with or otherwise relating to a Change in Control (as defined in Exhibit E attached hereto);

(2) Any change in Huckaba’s principal place of employment of more than thirty-five (35) miles; or

(3) any reduction in Huckaba's Base Salary;

provided, however, that (i) Huckaba must provide written notice to Purchaser within 30 days of an event purporting to constitute Good Reason and (ii) in the event of a termination for Good Reason, Purchaser shall be provided with a period of five (5) business days from the date Huckaba gives notice of such termination to effectively cure or remedy such reason or reasons; and if Purchaser fails to cure or remedy the reason or reasons for termination, Huckaba's Good Reason termination shall be effective as of the date the notice was given.

     1.06 Allocation of Consideration. The Cash Payment, the Purchased Shares and the Earnout Shares shall be paid to Sellers in accordance with the schedule set forth on Exhibit 1.06.

     1.07 Principal Market Regulation. Notwithstanding anything to the contrary, Purchaser shall at its sole option be entitled to either issue Earnout Shares or pay cash in exchange for such Earnout Shares, at a price per Earnout Share equal to the Fair Market Value. Notwithstanding anything to the contrary, Purchaser shall not be obligated to issue any Earnout Shares and Sellers shall not have the right to receive any Earnout Shares if the issuance of such Earnout Shares would exceed the aggregate number of shares of Common Stock which Purchaser may issue without breaching Purchaser's obligations under the rules or regulations of the Principal Market, except that such limitation shall not apply in the event that Purchaser (a) obtains the approval of its stockholders as required by the applicable rules of the Principal

Market for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to Purchaser that such approval is not required.

     1.08 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Purchaser, at 498 Seventh Avenue, Suite 1810, New York, NY 10018 at 10:00 A.M., local time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Articles VI and VII, or at such other place or at such other time or on such other date as Purchaser and Sellers mutually agree (the day on which the Closing takes place being the “Closing Date”).

      1.09 Further Assurances; Post-Closing Cooperation.

     (a) On the Closing Date, Sellers will deliver or make available to Purchaser at the offices of the Company all of the Books and Records of the Company, and if at any time after the Closing Sellers discover in their possession or under their control any other Books and Records of the Company, Sellers will forthwith deliver such Books and Records to Purchaser.

     (b) At any time or from time to time after the Closing, at Purchaser’s request and without further consideration, Sellers shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request in order more effectively to vest title to the Interests in Purchaser and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Company and its Assets and Properties and Books and Records.

     (c) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental or Regulatory Authority, (iii) the determination or enforcement of the rights and obligations of any party to this Agreement or (iv) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

     (d) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (c) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense.

     (e) Notwithstanding anything to the contrary contained in this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

     1.10 Transfer Taxes. Any Transfer Taxes imposed in connection with the transactions contemplated by this Agreement will be paid 50% by Purchaser and 50% by Sellers. Purchaser shall file all Tax Returns with respect to Transfer Taxes and Sellers agree to cooperate with Purchaser in connection with the filing of any such Tax Returns and obtaining any available exemptions from Transfer Taxes.

      1.11 Legends on Purchased Shares; Restriction on Transfer.

     (a) Upon original issuance thereof, and until such time as the same is no longer required hereunder or under the applicable requirements of the Securities Act or applicable state securities or blue sky laws, any certificate issued representing any of the Purchased Shares, the Baseline Earnout Shares or the Excess Earnout Shares, including, without limitation, all certificates issued upon transfer or in exchange thereof or in substitution therefor, shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY ARE SO REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

     (b) Purchaser may make a notation on its records or give instructions to any transfer agents or registrars for the Purchased Shares in order to implement the restrictions on transfer set forth in this Section.

     (c) In connection with any sale, transfer or other disposition of any of the Purchased Shares (a “Purchased Shares Transfer”), the transferor shall provide Purchaser with such customary information as Purchaser may reasonably request to assure that such Purchased Shares Transfer complies fully with applicable securities and other laws.

     (d) Purchaser shall not incur any liability for any delay in recognizing any Purchased Shares Transfer if Purchaser in good faith reasonably believes that, based upon the written advice of outside counsel, such Purchased Shares Transfer may have been or would be in violation in any material respect of the provisions of the Securities Act, applicable state securities or blue sky laws, or this Agreement.

     (e) After such time as the legend described by this Section 1.11 is no longer required on any certificate or certificates representing the Purchased Shares, upon the request of Sellers, Purchaser will cause such certificate or certificates to be exchanged for a certificate or certificates that do not bear such legend.

     (f) Notwithstanding anything to the contrary contained herein, Sellers acknowledge and agree that Sellers shall be prohibited from the sale, transfer, other disposal or encumbrance of any of the Purchased Shares for a period of one year from the Closing Date. Subject to the provisions of this Agreement and any restrictions on the transfer of the Purchased Shares pursuant to law, rule or regulation, the Principals shall be restricted from transferring the Purchased Shares for a period of two years following the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

     Except as disclosed on the Disclosure Schedule (with such disclosure providing a direct reference to the Section to which it relates), Sellers hereby represent and warrant to Purchaser as follows:

     2.01 Authority. Sellers have full right, power, authority and legal capacity to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, legal, valid and binding obligations of Sellers enforceable against Sellers in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium or similar rights whether at a proceeding at law or in equity.

2.02 Organization, Authority and Qualification of the Company.

(a) The Company is a partnership validly existing and in good standing under the Laws of the State of Texas, and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.02 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the failure to be so qualified, licensed or admitted shall not have a material adverse impact on the Company, its business or its Assets and Properties.

     (b) All actions taken by the Company in connection with this Agreement and the transactions contemplated hereby have been duly authorized, and the Company has not taken any action in connection herewith that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of formation or limited partnership agreement. True and correct copies of the certificate of formation and limited partnership agreement of the Company, each as in effect on the date hereof have been delivered by Sellers to Purchaser.

     2.03 Subsidiaries. There are no subsidiaries, corporations, partnerships, limited liability companies, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other ownership interest or any right (contingent or otherwise) to acquire the same. The Company is not a member of (nor is any part of the business conducted through) any partnership or limited liability company (or similar entity) is the Company a participant in (nor is any part of the Business conducted through) any joint venture or similar arrangement, and there are no contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

     2.04 Capitalization. Exhibit A sets forth a complete and accurate list of all General Partners and Limited Partners in the Company and their respective ownership interests, none of which were issued in violation of any preemptive rights. Except as set forth in Section 2.04(a) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Interests or obligating any of Sellers or the Company to issue or sell any Interests, or any other interest in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Interests from any Person. The Interests constitute all of the issued and outstanding equity or ownership interests in the Company and are owned of record and beneficially by Sellers free and clear of all Encumbrances. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests. Ownership of the Interests is not evidenced by any certificates or other instruments.

     2.05 No Conflicts. The execution and delivery of this Agreement by Sellers does not, and the performance by Sellers of their obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the limited partnership agreement (or other comparable organizational documents) of the Company;

(b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.05 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Sellers or the Company or any of their respective Assets and Properties; or

     (c) except as disclosed in Section 2.05 of the Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Sellers or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon Sellers or the Company or any of their respective Assets and Properties under, any Contract or License to which Sellers or the Company is a party or by which any of their respective Assets and Properties is bound.

     2.06 Governmental Approvals and Filings. Except as disclosed in Section 2.06 of the Disclosure Schedule, no consent, approval or action of, filing with or written notice to any Governmental or Regulatory Authority on the part of Sellers or the Company is required in connection with the execution, delivery and performance by Sellers or the Company of this Agreement or the consummation of the transactions contemplated hereby.

     2.07 Books and Records. Sellers and the Company have made available to Purchaser the minute books and other similar records of the Company, which contain a true and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the owners, limited partners and general partner of the Company.

     2.08 Financial Statements. Prior to the execution of this Agreement, Sellers have delivered to Purchaser true and complete copies of the following financial statements: the unaudited balance sheets of the Company as of December 31, 2004, December 31, 2005, December 31, 2006, and July 31, 2007 and the related unaudited statements of operations and cash flows for each of the years or portion of the year then ended. All the Financial Statements (i) fairly present in all material respects the financial condition and results of operations of the Company on a cash basis as of the respective dates thereof and for the respective periods covered thereby, and (ii) were prepared from the Books and Records of the Company regularly maintained by management and used to prepare the financial statements of the Company in accordance with good business and accounting practices and in a manner sufficient to permit the preparation of financial statements on a cash basis of accounting. Such Books and Records are complete and correct and fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Company on a cash basis. Sellers have discussed with and made available to Purchaser all of their material accounting practices and principles, including those related to revenue recognition.

     2.09 Absence of Changes. Since July 31, 2007, the business of the Company has been conducted in the ordinary course and consistent with past practice. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since July 31, 2007, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the Business or Condition of the Company. Without limiting the foregoing, except as disclosed in Section 2.09 of the Disclosure Schedule, there has not occurred between July 31, 2007and the date hereof:

(i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Interests, other than tax distributions as set forth on Schedule 2.09(i) , or any direct or indirect redemption, purchase or other acquisition by the Company of any partnership interests of or any Option with respect to the Company;

(ii) any authorization, issuance, sale or other disposition by the Company of any Interests or Option with respect to the Company, or any modification or amendment of any right of any holder of any partnership interests of or Option with respect to the Company;

(iii) (x) any increase in the salary, wages or other compensation of any officer, Employee or consultant of the Company; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other employee compensation arrangement; or (z) any adoption, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presented options, only to the extent the option which the Company reasonably believed to be the least costly was chosen;

(iv) (A) incurrences by the Company of Indebtedness (in the aggregate in excess of $10,000), or (B) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of the Company under, any Indebtedness of or owing to the Company (in the aggregate in excess of $10,000);

(v) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Company;

(vi) any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company or (y) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes or any change in the fiscal year of the Company;

(vii) any write-off or write-down of or any determination to write off or write down any of the Assets and Properties of the Company;

(viii) any acquisition or disposition of, or incurrence of a Lien on, any Assets and Properties of the Company, other than in the ordinary course of business consistent with past practice;

(ix) any (x) amendment of the limited partnership agreement (or other comparable organizational documents) of the Company, (y) recapitalization, reorganization, liquidation or dissolution of the Company or (z) merger or other business combination involving the Company and any other Person;

(x) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (A) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to Section 2.18(a) of the Disclosure Schedule or (B) any material License held by the Company;

     (xi) capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets (in the aggregate in excess of $10,000);

     (xii) any commencement or termination by the Company of any line of business;

     (xiii) any transaction by the Company with Sellers or any Affiliate of Sellers (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s-length basis, other than pursuant to any Contract in effect on July 31, 2007 and disclosed pursuant to Section 2.18(a)(vii) of the Disclosure Schedule;

     (xiv) any material adverse change in net sales, costs of goods sold or collection of Accounts Receivable;

     (xv) any entering into of a Contract to do or engage in any of the foregoing after the date hereof; or

     (xvi) any other material transaction involving or affecting the Company outside the ordinary course of business consistent with past practice.

     2.10 No Undisclosed Liabilities. Except as reflected or reserved against in the July 31 Balance Sheet or in the notes thereto or as disclosed in Section 2.10 of the Disclosure Schedule, there are no Liabilities against, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities (i) incurred since July 31, 2007 in the ordinary course of business consistent with past practice or (ii) which, individually or in the aggregate, are not material to the Business or Condition of the Company.

     2.11 Taxes. Except as set forth in Section 2.11 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

(a)

the Company is, and has always been, treated as an entity taxed as a partnership for U.S. federal income tax purposes and the Company is not the successor (by operation of law or otherwise) of any entity treated as a corporation for U.S. federal income tax purposes.

(b)

the Company has filed all material Tax Returns (or such Tax Returns have been filed on behalf of the Company) required to be filed by applicable law on a timely basis and all such Tax Returns and reports are true, complete and accurate in all material respects. The Company has paid all material Taxes that are shown to be due, or claimed or asserted by any taxing authority to be due, from the Company from the periods covered by such Tax Returns. Except as set forth in Section 2.11 of the Disclosure Schedule, no claim for any Tax due from or assessed against the Company is being contested by the Company, none of the Company’s Tax Returns or reports have been, or are currently under, audit by the IRS or any state or local Tax authority, and the Company has not received any written notice of deficiency or other adjustment from the IRS or any state or local Tax authority. Except as described on Section 2.11 of the Disclosure Schedule, there are no Tax liens on any of the Assets and Properties of the Company, there are no agreements, waivers, or other arrangements providing an extension of time with respect to the assessment of any

Tax against the Company, nor are there any Tax proceedings now pending or, to the Knowledge of Sellers, threatened against the Company. The Company has made all deposits required by law to be made with respect to employees’ withholding and other employment Taxes, including without limitation the portion of such deposits relating to Taxes imposed upon the Company.

(c)

The Company is not a party to, bound by or obligated under any agreement relating to the allocation or sharing of Taxes and does not have any liability for the Taxes of any person, other than the Company, as a transferee, or successor or otherwise.

(d)

Sellers have delivered to Purchaser correct and complete copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2005.

2.12 Legal Proceedings. Except as disclosed in Section 2.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

     (a) there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against, relating to or affecting Sellers or the Company or any of their respective Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) if determined adversely to Sellers or the Company, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company that would interfere in any material respect with its business or operations or (y) Losses by the Company, individually or in the aggregate with Losses in respect of other such Actions or Proceedings, exceeding $10,000;

      (b) there are no Orders outstanding against the Company.

      2.13 Compliance With Laws and Orders.

     (a) Except as disclosed in Section 2.13 of the Disclosure Schedule, the Company is not, nor has it at any time within the last five (5) years been, nor has it received any written notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any Law or Order applicable to the Company or its Assets and Properties.

     (b) Except as disclosed in Section 2.13 of the Disclosure Schedule, the Company is in material compliance with all Laws applicable to it and necessary to conduct its business as currently conducted.

      2.14 Benefit Plans; ERISA.

     (a) Section 2.14(a) of the Disclosure Schedule (i) contains a true and complete list and description of each of the Benefit Plans, (ii) identifies each of the Benefit Plans that is a Qualified Plan and (iii) identifies each Benefit Plan which at any time during the five-year period preceding the date of this Agreement was a Defined Benefit Plan. The Company has not

scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to Employees or requested or demanded by Employees under circumstances which make it reasonable to expect that such increases will be granted. Except as disclosed in Section 2.14(a) of the Disclosure Schedule, no loan is outstanding between the Company and any Employee.

     (b) The Company does not maintain nor is it obligated to provide benefits under any life, medical or health plan which provides benefits to retired or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

     (c) Except as set forth in Section 2.14(c) of the Disclosure Schedule, each Benefit Plan covers only Employees (or former employees or beneficiaries with respect to service with the Company), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

     (d) Neither the Company nor any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any “multiemployer plan”, as that term is defined in Section 4001 of ERISA.

     (e) Each of the Benefit Plans maintained by the Company is, and its administration is and has been since inception, in all material respects in compliance with, and the Company has not received any claim or written notice that any such Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964. Each Benefit Plan maintained by the Company which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other Tax benefits complies in all material respects with the requirements of the applicable provisions of the Code or other Laws required in order to provide such Tax benefits.

     (f) The Company is not in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by Sellers or the Company to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been set aside therefor and have been reflected in Financial Statements in accordance with the policies utilized by the Company in preparing the Books and Records of the Company. There are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

     (g) No event has occurred, and there exists no condition or set of circumstances in connection with any Benefit Plan, under which the Company, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

     (h) No transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company, Purchaser or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed with respect to a Benefit Plan which could reasonably be expected to result in any such liability with respect to Purchaser, the Company, or any such corporation or organization. No “reportable event” within the meaning of Section 4043 of ERISA has occurred with respect to any Defined Benefit Plan. No termination re-establishment or spin off re-establishment transaction has occurred with respect to any Subject Defined Benefit Plan. No Subject Defined Benefit Plan has incurred any accumulated funding deficiency whether or not waived. No filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Benefit Plan which is a Pension Benefit Plan.

     (i) No benefit under any Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

     (j) To the Knowledge of Sellers, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in liability on the part of Purchaser, the Company, or any fiduciary of any such Benefit Plan, nor is there any basis for such a claim.

     (k) No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

     (l) The fair market value of the assets of each Subject Defined Benefit Plan, as determined as of the last day of the plan year of such plan which coincides with or first precedes the date of this Agreement, was not less than the present value of the projected benefit obligations under such plan at such date as established on the basis of the actuarial assumptions applicable under such Subject Defined Benefit Plan at said date and, to the Knowledge of Sellers, there have been no material changes in such values since said date.

     (m) Complete and correct copies of the following documents have been furnished to Purchaser prior to the execution of this Agreement:

(i) the Benefit Plans and any predecessor plans referred to therein, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto;

(ii) current summary Plan descriptions of each Benefit Plan subject to ERISA, and any similar descriptions of all other Benefit Plans;

(iii) the most recent Form 5500 and Schedules thereto for each Benefit Plan subject to ERISA reporting requirements;

(iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan;

(v) the most recent accountings with respect to any Benefit Plan funded through a trust;

(vi) the most recent actuarial report of the qualified actuary of any Subject Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted; and

(vii) all qualified domestic relations orders or other orders received by the Company governing payments from any Benefit Plan maintained by the Company.

      2.15 Real Property.

     (a) The Company owns no real property. Section 2.15(a) of the Disclosure Schedule contains a true and correct list of each parcel of real property leased by the Company (as lessor or lessee).

     (b) The Company has adequate rights of ingress and egress with respect to the real property listed in Section 2.15(a) of the Disclosure Schedule and all buildings, structures, facilities, fixtures and other improvements thereon. To the Knowledge of Sellers, none of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

     (c) The Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof and no amendment to the current lease is required in connection with the transactions contemplated by this Agreement. Each lease for real property referred to in paragraph (a) is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company except as the same may be limited by bankruptcy, insolvency, moratorium or similar rights whether in a proceeding at law or in equity, and except as set forth in Section 2.15(c) of the Disclosure Schedule, there is no, nor has the Company received any written notice of any, default by the Company (or any condition or event which, after notice or lapse of time or both, would constitute a default by the Company) thereunder. The Company does not owe any brokerage commissions with respect to any such leased space.

     (d) Sellers have delivered to Purchaser prior to the execution of this Agreement, true and complete copies of all leases (including any amendments and renewal letters) with respect to the real property leased by the Company.

     (e) Except as disclosed in Section 2.15(e) of the Disclosure Schedule, the improvements on the real property identified in Section 2.15(a) of the Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Sellers, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

      2.16 Tangible Personal Property; Investment Assets.

     (a) The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property, used in the conduct of its business. All tangible personal property reflected on the July 31 Balance Sheet is free and clear of all Liens, other than Liens disclosed in Section 2.16(a) of the Disclosure Schedule, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

     (b) Section 2.16(b) of the Disclosure Schedule describes each Investment Asset owned by the Company on the date hereof. Except as disclosed in Section 2.16(b) of the Disclosure Schedule, all such Investment Assets are owned by the Company free and clear of all Liens.

     2.17 Intellectual Property Rights. Except as set forth in Section 2.17 of the Disclosure Schedule, the Company either has all right, title and interest in or a valid and binding right under Contract to use all the Intellectual Property which is used in the conduct of the business of the Company. Except as disclosed in Section 2.17 of the Disclosure Schedule, (i) the Company has the exclusive right to use all of the patents and trademarks listed in Section 2.17 of the Disclosure Schedule (the “Patents and Trademarks”), which are all of the patents and trademarks used by the Company, (ii) all registrations with and applications to Governmental or Regulatory Authorities in respect of the Patents and Trademarks are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Company to maintain their validity or effectiveness, (iii) there are no restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Company in respect of any of the Patents and Trademarks, (iv) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets, (v) the Company is not, nor has it received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Contract to use such Intellectual Property and (vi) to the Knowledge of Sellers, no such Intellectual Property is being infringed by any other Person. Neither Sellers nor the Company has received any written notice that the Company is infringing any Intellectual Property of any other Person, no claim is pending or, to the Knowledge of Sellers, has been made to such effect that has not been resolved and, to the Knowledge of Sellers, the Company is not infringing any Intellectual Property of any other Person.

      2.18 Contracts.

     (a) Section 2.18(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies of which, or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement) currently in effect, to which the Company is a party or by which any of its Assets and Properties is bound:

(i) (A) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term or otherwise relating to employment or the termination of employment of any Employee, the name, position and rate of compensation of each Employee and the expiration date of each such Contract; and (B) any written representations, commitments, promises or communications (excluding Benefit Plans and any such Contracts referred to in clause (A)) involving an obligation of the Company to make payments in any year, other than with respect to salary or incentive compensation payments in the ordinary course of business, to any Employee or former employee;

     (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company;

     (iii) all partnership, joint venture, shareholders’ or other similar Contracts with any Person including, without limitation, the partnership agreement of the Company;

     (iv) all Contracts relating to Indebtedness of the Company (in the aggregate in excess of $10,000);

     (v) all Contracts with distributors, dealers, manufacturer’s representatives, sales agencies or franchisees;

     (vi) all Contracts relating to (A) the future disposition or acquisition of any Assets and Properties other than dispositions or acquisitions in the ordinary course of business consistent with past practice and (B) any merger or business combination;

     (vii) all Contracts between the Company, on the one hand, and Sellers or any Affiliate of Sellers, on the other hand;

     (viii) all collective bargaining or similar labor Contracts;

     (ix) all Contracts that (A) limit or contain restrictions on the ability of the Company to declare or make distributions on, in respect of or to issue or purchase, redeem or otherwise acquire its partnership interests, or incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any business combination or (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

     (x) all other Contracts (other than Benefit Plans, leases listed in Section 2.15(a) of the Disclosure Schedule and insurance policies listed in Section 2.20 of the Disclosure Schedule) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $10,000 annually and (B) cannot be terminated within thirty (30) days after giving written notice of termination without resulting in any material cost or penalty to the Company.

      (b) Each Contract required to be disclosed in Section 2.18(a) of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement,

enforceable in accordance with its terms, of each party thereto, except as the same may be limited by bankruptcy, insolvency, moratorium or similar rights whether in a proceeding at law or in equity, and except as disclosed in Section 2.18(b) of the Disclosure Schedule, neither the Company nor, to the Knowledge of Sellers, any other party to such Contract is, or has received written notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

     2.19 Licenses. Section 2.19 of the Disclosure Schedule contains a true and complete list of all Licenses used in and material, individually or in the aggregate, to the business or operations of the Company (and all pending applications for any such Licenses). Prior to the execution of this Agreement, Sellers have delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section 2.19 of the Disclosure Schedule:

     (i) the Company owns or validly holds all Licenses that are material, individually or in the aggregate, to its business or operations;

     (ii) each License listed in Section 2.19 of the Disclosure Schedule is valid, binding and in full force and effect, except as the same may be limited by bankruptcy, insolvency, moratorium or similar rights whether in a proceeding at law or in equity, and

     (iii) the Company is not, nor has it received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

      2.20 Insurance.

     (a) Section 2.20 of the Disclosure Schedule contains a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or Employees of the Company or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (i) have been issued to the Company or (ii) have been issued to any Person (other than the Company) for the benefit of the Company. The insurance coverage provided by any of the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in Section 2.20 of the Disclosure Schedule is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company, nor the Person to whom such policy has been issued has received any written notice of cancellation or termination in respect of any such policy or is in default thereunder. Neither the Company nor the Person to whom such policy has been issued has received written notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

     (b) The Company has complied with and maintains in full force and effect all applicable employment insurance required by law.

     2.21 Affiliate Transactions. Except as disclosed in Section 2.18(a)(vii) or Section 2.21(a) of the Disclosure Schedule, (i) there are no intercompany Liabilities between the

Company, on the one hand, and Sellers or any Affiliate of Sellers, on the other, (ii) neither Sellers nor any such Affiliate provides or causes to be provided any assets, services or facilities to the Company, (iii) the Company does not provide or cause to be provided any assets, services or facilities to Sellers or any such Affiliate and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets issued by Sellers or any such Affiliate. Except as disclosed in Section 2.21(b) of the Disclosure Schedule, each of the Liabilities and transactions listed in Section 2.21(a) of the Disclosure Schedule was incurred or engaged in, as the case may be, on a basis no less favorable than had they been engaged in on an arm’s-length basis. Except as disclosed in Section 2.21(c) of the Disclosure Schedule, since December 31, 2006, all settlements of intercompany Liabilities between the Company, on the one hand, and Sellers or any such Affiliate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

      2.22 Employees; Labor Relations.

     (a) Section 2.22 of the Disclosure Schedule contains a list of the name of each officer and Employee of the Company at the date hereof, together with a description of each such person’s position and job function, annual base salary or wages and any incentive or bonus arrangement, deferred or contingent compensation, pension, accrued, vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise). Neither the Company nor Sellers have received any information that would lead them to believe that any Employees will or may cease to be Employees, or will refuse offers of employment from Purchaser, because of the consummation of the transactions contemplated by this Agreement.

     (b) Except as disclosed in Section 2.22 of the Disclosure Schedule, (i) no Employee is presently a member of a collective bargaining unit and, to the Knowledge of Sellers, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees, and (ii) no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last five (5) years against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. During the last five (5) years, there has been no work stoppage, strike or other concerted action by employees of the Company. During that period, the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation those relating to wages, hours and collective bargaining.

     (c) All directors, officers, management employees, and technical and professional employees of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within the scope of their employment.

     2.23 Substantial Customers and Suppliers. Section 2.23(a) of the Disclosure Schedule lists the ten (10) largest customers of the Company, on the basis of revenues for goods sold or services provided for calendar year 2006 and the seven months ended July 31, 2007. Except as disclosed in Section 2.23(b) of the Disclosure Schedule, to Sellers’ Knowledge, no such customer has ceased or materially reduced its purchases from or use of the services of the

Company or to the Knowledge of Sellers, has threatened to cease or materially reduce such purchases or use, sales or provision of services after the date hereof.

     2.24 Bank and Brokerage Accounts; Investment Assets. Section 2.24 of the Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, Employees, agents or other similar representatives of the Company having signatory power with respect thereto; and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

     2.25 No Power of Attorney. Except as set forth in Section 2.25 of the Disclosure Schedule, the Company does not have any powers of attorney or comparable delegations of authority outstanding.

     2.26 Nature of Purchase. Sellers are purchasing the Purchased Shares for their own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of the Purchased Shares or any part thereof, and Sellers have no present intention of selling, granting any participation in, or otherwise distributing the same. Sellers acknowledge that the offering of the Purchased Shares pursuant to this Agreement will not be registered under the Securities Act or any state securities or blue sky law, on the grounds that the offering and sale of the Purchased Shares contemplated by this Agreement are exempt from registration pursuant to exceptions available under such laws, and that Purchaser’s reliance upon such exemptions is predicated upon Sellers’ representations set forth in this Agreement. Sellers acknowledge and understand that the Purchased Shares must be held for an indefinite period of time unless they are subsequently registered under the Securities Act and/or applicable state securities or blue sky laws or an exemption from such registration is available, and that the certificates representing such shares will contain a legend to the foregoing effect.

     2.27 Accredited Investor. Sellers who will be receiving Purchased Shares are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act.

     2.28 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.

     2.29 Disclosure. No representation or warranty of Sellers contained in this Agreement, and no statement contained in the Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Sellers as follows:

     3.01 Organization; Authority. Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Purchaser has full right, corporate power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium or similar rights whether at a proceeding at law or in equity.

     3.02 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

     (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws (or other comparable corporate charter document) of Purchaser;

     (b) subject to obtaining the consents, approvals and actions, making the filings and giving the written notices disclosed in Section 3.03 of the Disclosure Schedule hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such written notice could not be expected to have a material adverse effect on Purchaser and its subsidiaries taken as a whole; or

     (c) except as disclosed in Section 3.02 of the Disclosure Schedule, and except as could not be expected to result in a material adverse effect on Purchaser and its subsidiaries taken as a whole, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any written notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of their respective Assets and Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties are bound.

     3.03 Governmental Approvals and Filings. Except as disclosed in Section 3.03 of the Disclosure Schedule hereto, no consent, approval or action of, filing with or written notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such written notice could not be expected to have a material adverse effect on Purchaser and its subsidiaries taken as a whole.

     3.04 Legal Proceedings. Except as disclosed in Section 3.04 of the Disclosure Schedule and except as could not be expected to result in a material adverse effect on Purchaser and its subsidiaries taken as a whole, there are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

     3.05 Capital Stock. The Purchased Shares issuable in connection with this Agreement constitute voting stock, have been duly authorized by all necessary corporate action on the part of Purchaser and have been duly reserved for issuance pursuant to this Agreement and, when issued in accordance with the terms hereof, will be validly issued, fully paid and non-assessable.

     3.06 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers for a finder’s fee, brokerage commission or similar payment.

ARTICLE IV

COVENANTS OF SELLERS

     Sellers covenant and agree with Purchaser that, at all times from and after the date hereof until the Closing and, with respect to the covenants and agreements in Section 4.10 for the period specified therein, Sellers will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

     4.01 Regulatory and Other Approvals. Sellers will, and will cause the Company to, as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all written notices to Governmental or Regulatory Authorities or any other Person required of Sellers or the Company to consummate the transactions contemplated hereby, including without limitation those described in Sections 2.05 and 2.06 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02. Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or written notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

     4.02 Investigation by Purchaser. Sellers will, and will cause the Company to, (a) provide Purchaser and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together “Representatives”) with full access, upon reasonable prior written notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Assets and Properties and Books and Records, and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company as Purchaser or any of such other Persons reasonably may request in connection with such investigation.

     4.03 No Solicitations. Sellers will not take, nor will it permit the Company or any Affiliate of Sellers (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Sellers, the Company or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Company or permitting access to the Assets and Properties and Books and Records of the Company) any offer or inquiry from any Person concerning an Acquisition Proposal. If Sellers, the Company or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, Sellers will promptly advise such Person, by written notice, of the terms of this Section 4.03 and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request and deliver a copy of such written notice to Purchaser.

     4.04 Conduct of Business. Sellers will cause the Company to conduct business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Sellers will:

     (a) cause the Company to use commercially reasonable efforts, consistent with past practice, to (i) preserve intact the present business organization and reputation of the Company, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company, (iii) maintain the Assets and Properties of the Company in good working order and condition, ordinary wear and tear excepted, and (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships;

     (b) except to the extent required by applicable Law, (i) cause the Books and Records to be maintained in the usual, regular and ordinary manner, (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company, or (B) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes and (iii) not permit any change in the fiscal year of the Company;

     (c) (i) use, and will cause the Company to use, commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage as the insurance afforded under the Contracts listed in Section 2.20 of the Disclosure Schedule, and (ii) cause any and all benefits under such Contracts paid or payable (whether before or after the date of this Agreement) with respect to the business, operations, employees or Assets and Properties of the Company to be paid to the Company; and

     (d) cause the Company to comply, in all material respects, with all Laws and Orders applicable to the business and operations of the Company, and promptly following receipt thereof to give Purchaser copies of any notice received from any Governmental or Regulatory Authority or other Person alleging any violation of any such Law or Order.

      4.05 Financial Statements.

     (a) As promptly as practicable after the Closing Date, Sellers will provide reasonable assistance with respect to matters requested by Purchaser relating to the review of the financial statements of the Company as of and for the period ended as of the Closing Date.

     (b) As promptly as practicable, Sellers will deliver to Purchaser true and complete copies of such other financial statements, reports and analyses as may be prepared or received by Sellers or the Company relating to the business or operations of the Company.

     (c) As promptly as practicable, Sellers will deliver copies of all License applications and other filings (if any) made by the Company after the date hereof and before the Closing Date with any Governmental or Regulatory Authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

     4.06 Employee Matters. Except as set forth on Section 4.06 of the Disclosure Schedule, and except as may be required by Law, Sellers will refrain, and will cause the Company to refrain, from directly or indirectly:

     (a) making any representation or promise, oral or written, to any officer, employee or consultant of the Company concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Benefit Plan;

     (b) making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company;

     (c) adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any Benefit Plan, employment-related Contract or collective bargaining agreement, except to the extent required by applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the option which the Company reasonably believes to be the least costly is chosen; or

     (d) establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment-related Contract or other employee compensation arrangement or (ii) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment-related Contract or other employee compensation arrangement.

     Sellers will cause the Company to administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. Sellers will promptly notify Purchaser in writing of each receipt by Sellers or the Company (and furnish Purchaser with copies) of any written notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Benefit Plan.

     4.07 Certain Restrictions. Except as set forth on Section 4.07 of the Disclosure Schedule, Sellers will cause the Company to refrain from:

     (a) amending its limited partnership agreement (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such limited partnership;

     (b) authorizing, issuing, selling or otherwise disposing of any partnership interests or any Option with respect to the Company, or modifying or amending any right of any holder of outstanding partnership interests of or Option with respect to the Company;

     (c) declaring, setting aside or paying any dividend or other distribution in respect of the partnership interests of the Company not wholly owned by the Company, or directly or indirectly redeeming, purchasing or otherwise acquiring any partnership interests of or any Option with respect to the Company not wholly owned by the Company;

     (d) acquiring or disposing of, or incurring any Lien on, any Assets and Properties, other than in the ordinary course of business consistent with past practice;

     (e) (i) entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to (A) any Contract that would, if in existence on the date of this Agreement, be required to be disclosed in the Disclosure Schedule pursuant to Section 2.18(a) or (B) any material License or (ii) granting any irrevocable powers of attorney;

     (f) violating, breaching or defaulting under in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any License held or used by the Company or any Contract to which the Company is a party or by which any of its respective Assets and Properties is bound;

     (g) (i) incurring Indebtedness in the aggregate in excess of $10,000 or (ii) voluntarily purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company under, any Indebtedness of or owing to the Company, in the aggregate in excess of $10,000;

      (h) engaging with any Person in any merger or other business combination;

(i) making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets, in the aggregate in excess of $10,000;

(j) making any change in the lines of business in which it participates or is engaged;

(k) writing off or writing down any of their Assets and Properties outside the ordinary course of business consistent with past practice; or

(l) entering into any Contract to do or engage in any of the foregoing.

     4.08 Affiliate Transactions. Except as set forth in Section 4.08 of the Disclosure Schedule or as contemplated by this Agreement, immediately prior to the Closing, all Indebtedness and other amounts owing under Contracts between any Sellers, any officer, director or Affiliate (other than the Company) of any Sellers, on the one hand, and the Company or any of the Subsidiaries, on the other, will be paid in full, and Sellers will terminate and will cause any such officer, director or Affiliate to terminate each Contract with the Company. Prior to the Closing, the Company will not enter into any Contract or amend or modify any existing Contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis (other than pursuant to Contracts disclosed pursuant to Section 2.18(a)(vii) of the Disclosure Schedule), with Sellers or any such officer, director or Affiliate.

     4.09 Books and Records. On the Closing Date, Sellers will deliver or make available to Purchaser at the offices of the Company all of the Books and Records, and if at any time after the Closing Sellers discover in their possession or under its control any other Books and Records, it will forthwith deliver such Books and Records to Purchaser.

      4.10 Noncompetition.

     (a) Sellers will, for a period of two (2) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates:

     (i) employing, engaging or seeking to employ or engage any Person, who within the prior twelve (12) months, had been an officer, employee or consultant of the Company;

     (ii) causing or attempting to cause (A) any client, customer or supplier of the Company to terminate or materially reduce its business with the Company or (B) any officer, employee or consultant of the Company to resign or sever a relationship with the Company;

     (iii) disclosing (unless compelled by judicial or administrative process) or using any confidential or secret information relating to the Company or any of its clients, customers or suppliers; or

     (iv) participating or engaging in (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange

Act of 1934, as amended), or otherwise lending assistance (financial or otherwise) to any Person participating or engaged in, any of the lines of business in which the Company is participating or engaged on the Closing Date in any jurisdiction in which the Company participates or engages in such line of business on the Closing Date.

     (b) The parties hereto recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

     (c) The parties hereto acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Sellers hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

     4.11 Notice and Cure. Sellers will notify Purchaser in writing (where appropriate, through updates to the Disclosure Schedule) of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Sellers, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Sellers under this Agreement to be breached or that renders or will render untrue any representation or warranty of Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser’s right to seek indemnity under Articles IX or X.

     4.12 Fulfillment of Conditions. Sellers will execute and deliver at the Closing each document and other papers that Sellers are required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE V

COVENANTS OF PURCHASER

     Purchaser covenants and agrees with Sellers that, at all times from and after the date hereof until the Closing, Purchaser will comply with all covenants and provisions of this Article V, except to the extent Sellers may otherwise consent in writing.

     5.01 Regulatory and Other Approvals. Purchaser will as promptly as practicable (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all written notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those described in Schedules 3.03 and 3.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Sellers or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) cooperate with Sellers and the Company in connection with the performance of their obligations under Sections 4.01 and 4.02. Purchaser will provide prompt notification to Sellers when any such consent, approval, action, filing or written notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

     5.02 Notice and Cure. Purchaser will notify Sellers in writing of, and contemporaneously will provide Sellers with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Purchaser, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Sellers’ right to seek indemnity under Article X.

     5.03 Fulfillment of Conditions. Purchaser will execute and deliver at the Closing each document and other papers that Purchaser is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Sellers contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser hereunder to purchase the Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

     6.01 Representations and Warranties. Each of the representations and warranties made by Sellers in this Agreement (other than those made as of a specified date earlier than the Closing Date) shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date, and any representation or warranty made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date.

     6.02 Performance. Sellers shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Sellers at or before the Closing.

     6.03 Sellers’ Certificate. Sellers shall have delivered to Purchaser a certificate, dated the Closing Date and executed by Sellers, substantially in the form and to the effect of Exhibit B hereto.

     6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company or the transactions contemplated by this Agreement of any such Law.

     6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and written notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, shall have occurred.

     6.06 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Purchaser and Sellers of their obligations under this Agreement or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which Purchaser, Sellers or the Company is a party or by which any of their respective Assets and

Properties are bound (a) shall have been obtained, (b) shall be in form and substance reasonably satisfactory to Purchaser, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (d) shall be in full force and effect, except (other than in the case of the consents listed in Section 6.06 of the Disclosure Schedule) where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect Purchaser or the Business or Condition of the Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Purchaser.

     6.07 Financing. Purchaser shall have raised not less than ten million dollars ($10,000,000) through a private placement of Purchaser debt or equity.

     6.08 Line of Credit. Plainscapital Bank and the Company shall have cancelled the Line of Credit, dated as of June 20, 2007 (the “Line of Credit”) and released the personal guarantee of the Sellers in connection with such Line of Credit.

     6.09 Non-Compete Agreements. The Principals shall have entered into Non-Compete Agreements, substantially in the form of Exhibit C.

     6.10 Employment Agreements. Each of the Dan Isaacs and Adam Moore shall have delivered executed employment agreements in the form of Exhibit E.

     6.11 Proceedings. All proceedings to be taken on the part of Sellers in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Sellers hereunder to sell the Interests are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Sellers in their sole discretion):

     7.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

     7.02 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

     7.03 Purchaser’s Certificate. Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and executed in the name and on behalf of Purchaser by the President or any Executive Vice President of Purchaser, substantially in the form and to the effect of Exhibit D hereto.

     7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Sellers, and there shall not be pending or threatened on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Sellers, the Company or the transactions contemplated by this Agreement of any such Law.

     7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and written notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby and thereby (a) shall have been duly obtained, made or given, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, shall have occurred.

     7.06 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by Purchaser and Sellers of their obligations under this Agreement or to the consummation of the transactions contemplated hereby and thereby as are required under the Contracts listed in Section 7.06 of the Disclosure Schedule (a) shall have been obtained, (b) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (c) shall be in full force and effect.

     7.07 Proceedings. All proceedings to be taken on the part of Purchaser in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Sellers, and Sellers shall have received copies of all such documents and other evidences as Sellers may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

     7.08 Financing. Purchaser shall have raised not less than ten million dollars ($10,000,000) through a private placement of Purchaser debt or equity.

     7.09 Line of Credit. Plainscapital Bank and the Company shall have cancelled the Line of Credit, dated as of June 20, 2007 (the “Line of Credit”) and released the personal guarantee of the Sellers in connection with such Line of Credit.

     7.10 Employment Agreements. Purchaser shall have delivered executed employment agreements for each of Dan Isaacs and Adam Moore in the form of Exhibit E.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

     8.01 Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of Sellers and Purchaser contained in this Agreement will survive the Closing until the eighteen month anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 2.01, 2.02, 2.04, 2.28, 3.01, 3.02 and 3.06 shall survive indefinitely; (b) with respect to matters covered by Section 2.11 and Articles IX and, insofar as it relates to ERISA or the Code, Section 2.14 such representations, warranties, covenants and agreements shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive); provided further, that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (a) or (b) above will continue to survive if a Claim Notice or Indemnity Notice, or written notice pursuant to Article IX (as applicable) shall have been timely given under Article X on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX or Article X. All covenants and agreements in this Agreement survive indefinitely unless expressly provided otherwise herein.

ARTICLE IX

TAX MATTERS

      9.01 Indemnity.

     (a) The Principals shall, severally and not jointly, proportionately indemnify Purchaser and the Company according to the percentages set forth on Schedule 10.01, against the following Taxes and, except as otherwise provided in Section 9.04, against any Loss, damage, Liability or expense incurred in connection with: (i) Taxes imposed on the Company with respect to taxable periods of such Person ending on or before the Closing Date; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company which are allocable, pursuant to Section 9.01(b), to the portion of such period ending on the Closing Date; (iii) Taxes imposed on Purchaser or the Company as a result of any breach of warranty or misrepresentation under Section 2.11.

     (b) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the Assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

      9.02 Tax Returns and Payments.

     (a) From the date of this Agreement through the Closing Date, Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Company that are due (taking into account any extensions) on or before the Closing Date. Purchaser shall file, or cause to be filed, all Tax Returns of the Company not filed by the Closing Date; provided, however, that the Sellers shall prepare and file the final IRS Form 1065, U.S. Return of Partnership Income, for the Company for the taxable period ending as of and including the Closing Date. With respect to any Tax Return required to be filed by Purchaser or Sellers with respect to the Company and as to which an amount of Tax is allocable to the other party under Section 9.01(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 9.01(b), together with appropriate supporting information and schedules at least thirty (30) Days prior to the due date (including any extension hereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.

     (b) Sellers shall pay or cause to be paid when due and payable all Taxes with respect to the Company for any taxable period, or portion thereof, ending on or before the Closing Date, except for Taxes being contested in good faith pursuant to the terms of Section 9.04 below, and Purchaser shall so pay or cause to be paid Taxes for any taxable period, or portion thereof, after the Closing Date (subject to its right of prompt indemnification from Sellers for Taxes attributable to the portion of any Tax period that includes the Closing Date pursuant to Sections 9.01(a) and 9.01(b)).

     9.03 Refunds. Any Tax refund (including any interest with respect thereto) relating to the Company for any taxable period prior to the Closing Date shall be the property of Sellers, and if received by Purchaser or the Company shall be paid over promptly to Sellers.

      9.04 Contests.

     (a) After the Closing, Purchaser shall promptly notify Sellers in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of Purchaser or the Company which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article IX; provided, however, that the failure to give such written notice will not affect Purchaser’s right to indemnification under this Article IX except to the extent, if any, that Purchaser’s failure to so notify Sellers precludes Sellers from contesting the Tax in question.

     (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, Sellers shall have the right at their expense to participate in and control the conduct of such audit or proceeding; provided, however, Purchaser may participate in any such audit or proceeding at its sole cost and expense and, if Sellers do not assume the defense of any such audit or proceeding, Purchaser may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after five (5) Business Days prior written notice to Sellers setting forth the terms and conditions of settlement. The parties will work together to resolve any disputes should Sellers timely object to any settlement proposed by the Purchaser.

     (c) With respect to issues relating to a potential adjustment for which both Sellers and Purchaser or the Company could be liable, (i) each party may participate in the audit or proceedings, and (ii) the audit or proceedings shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the immediately preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article IX by Purchaser and Sellers.

     (d) Neither Purchaser nor Sellers shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld or delayed. Purchaser and Sellers shall cooperate, and Purchaser shall cause the Company to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

     9.05 Cooperation and Exchange of Information. Sellers and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Return, amended Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase the Company or any of their Assets or any part of the Business from Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Sellers shall be available (or shall cause their appropriate agents or representatives to be available) on a basis mutually convenient to all parties to provide explanations of any documents or information provided hereunder. Each of Sellers and Purchaser shall (and shall cause their appropriate agents and representatives to) retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six (6) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 9.05 shall be kept confidential in accordance with Section 13.05, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

      9.06 Miscellaneous.

     (a) Sellers and Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company) under this Article IX, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

     (b) Except with respect to a claim as to which notice is timely given on or prior to the termination date (which such claim shall continue until the related claim for indemnification has been satisfied or otherwise resolved), the obligations of Sellers to indemnify and hold harmless Purchaser and the Company pursuant to this Article IX, and the representations and warranties contained in Section 2.11, shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof).

     (c) From and after the date of this Agreement, Sellers shall not, without the prior written consent of Purchaser (which may, in its sole and absolute discretion, withhold such consent), make, or cause or permit to be made, any Tax election that would affect the Company.

ARTICLE X

INDEMNIFICATION

      10.01 Indemnification.

     (a) Subject to paragraph (c) of this Section and the other Sections of this Article X, the Principals shall, severally and not jointly, proportionately indemnify Purchaser Indemnified Parties according to the percentages set forth on Schedule 10.01, in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of representation or warranty or (ii) nonfulfillment of or failure to perform any covenant or agreement on the part of Sellers contained in this Agreement, as qualified in each case by the disclosures set forth in the Disclosure Schedule or any schedule to this Agreement. No Purchaser Indemnified Party (other than Purchaser) will be entitled to make or pursue any claim for indemnification hereunder without the express prior written approval of Purchaser.

     (b) Subject to the other Sections of this Article X, Purchaser shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement, as qualified in each case by the disclosures set forth in any schedule or disclosure exhibit of Purchaser to this Agreement.

     (c) Notwithstanding the foregoing, the Principals will not be obligated to indemnify Purchaser or any other Purchaser Indemnified Parties under Section 10.01(a) unless and until the amount of all losses incurred by Purchaser or the other Purchaser Indemnified Parties, taken as a group, exceeds in the aggregate $50,000 (the “Basket”), in which event the Principals shall indemnify Purchaser and the other Purchaser Indemnified Parties for the full amount of such losses; provided, however, that the amount of losses the Principals shall be obligated to indemnify Purchaser and the other Purchaser Indemnified Parties shall not exceed 60% of the Initial Cash Payment.

     (d) Notwithstanding the foregoing, Purchaser will not be obligated to indemnify Sellers or any other Seller Indemnified Parties under Section 10.01(b) unless and until the amount of all losses incurred by Sellers or the other Seller Indemnified Parties, taken as a group, exceeds in the aggregate the Basket, in which event Purchaser shall indemnify Sellers and the Seller Indemnified Parties for the full amount of such losses; provided, however, that the amount of losses Purchaser shall be obligated to indemnify Sellers and the other Seller Indemnified Parties shall not exceed 60% of the Initial Cash Payment.

      10.02 Recourse.

     (a) With respect to any allowable claim for indemnification that an Indemnified Party may bring against an Indemnifying Party pursuant to Section 10.01 of this Agreement, the Indemnified Party shall use commercially reasonable efforts to recover against insurance policies applicable to such Losses; provided that the foregoing provision shall in no way entitle the Indemnifying Party to delay the payment of any amounts otherwise payable pursuant to this Article X. To the extent that the Indemnified Party actually receives insurance proceeds that directly relate to the Losses to be indemnified by the Indemnifying Party, the Indemnifying Party shall be entitled to off-set such insurance proceeds against Losses to be paid to the Indemnified Party, or to the extent the Indemnifying Party has previously indemnified the Indemnified Party for such Losses, the Indemnified Party shall promptly remit to the Indemnifying Party such insurance proceeds.

     (b) Any Loss recoverable by an Indemnified Party against an Indemnifying Party pursuant to this Article X shall be reduced by any Tax benefit actually received by the Indemnified Party directly relating to the Loss.

     10.03 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 10.01 will be asserted and resolved as follows:

     (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Sellers or any Affiliate of Sellers or of Purchaser (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives written notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 10.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.03(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel, except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 10.01 with respect to such Third Party Claim.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 10.03(a), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

     (b) In the event any Indemnified Party should have a claim under Section 10.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

     10.04 Tax Matters. Anything in this Article X to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article IX and not this Article X.

ARTICLE XI

TERMINATION

     11.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

     (a) by Purchaser if, between the date hereof and the Closing events or conditions occur that have resulted, or would reasonably be expected to result in, a material adverse effect on the Business or Condition of the Company;

     (b) at any time before the Closing, by mutual written agreement of Sellers and Purchaser;

     (c) at any time before the Closing, by Sellers or Purchaser, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) Business Days following notification thereof by the terminating party or (ii) upon notification of the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

     (d) at any time after December 1, 2007 by Sellers or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to close is not caused by a breach of this Agreement by the terminating party.

     11.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01(a), (b), (c), or (d), this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company, Sellers or Purchaser (or any of their respective stockholders, officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect to expenses in Section 13.03 and confidentiality in Section 13.05 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 11.01 (a) or (c), Sellers will remain liable to Purchaser for any breach of this Agreement by Sellers existing at the time of such termination, and Purchaser will remain liable to Sellers for any breach of this Agreement by Purchaser existing at the time of such termination, and Sellers or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE XII

DEFINITIONS

      12.01 Definitions.

     (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Accounts Receivable” means all trade accounts receivable and all notes, bonds and other evidences of Indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the business of the Company.

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

“Acquisition Proposal” means any proposal for a merger or other business combination to which the Company is a party or the direct or indirect acquisition of any partnership or equity interest in, or a substantial portion of the assets of, the Company, other than the transactions contemplated by this Agreement.

“Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Purchase Agreement, the Exhibits, the Disclosure Schedule and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including without limitation cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Bad Debt Reserves” has the meaning ascribed to it in Section 1.03(a).

“Baseline Earnout Shares” has the meaning ascribed to it in Section 1.04.

“Basket” has the meaning ascribed to it in Section 10.01(c).

“Benefit Plan” means any Plan established by the Company, or any predecessor or Affiliate of the Company, existing at the Closing Date or prior thereto, to which the Company contributes or has contributed, or under which any Employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights as a result of employment by the Company or service as a director of the Company.

“Books and Records” of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, condition of (financial or otherwise), results of operations and Assets and Properties of such Person, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, and Assets and Properties of the Company.

“Cash Payment” has the meaning ascribed to it in Section 1.02 (a).

“Claim Notice” means written notification pursuant to Section 10.02(a) of a Third Party Claim as to which indemnity under Section 10.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 10.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

“Closing” has the meaning ascribed to it in Section 1.08.

“Closing Date” has the meaning ascribed to it in Section 1.08.

“Closing Date Accounts Receivable” has the meaning ascribed to it in Section 1.03(a).

“Closing Date Balance Sheet” has the meaning ascribed to it in Section 1.02(b)(ii).

“Closing Date Certificate” has the meaning ascribed to it in Section 1.02(b)(ii).

“Closing Date Financial Statements” has the meaning ascribed to it in Section 1.02(b)(ii).

“Closing Date Net Book Value” has the meaning ascribed to it in Section 1.02(b)(ii).

     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Common Stock” means the Company’s common stock, par value $.001 per share.

     “Company” has the meaning ascribed to it in the forepart of this Agreement.

     “Contract” means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

     “Deficiency Amount” has the meaning ascribed to it in Section 1.02(b)(iv).

     “Defined Benefit Plan” means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

     “Disclosure Schedule” means the record delivered to Purchaser by Sellers, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

     “Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

     “Earnout Shares” has the meaning ascribed to it in Section 1.05.

     “EBITDA” means , for the relevant period, net income for the Company plus provision for interest expense, income taxes, depreciation, amortization of goodwill and other purchased intangibles, and stock-based compensation, less interest income and other income and gain on sale of assets, determined in accordance with GAAP as applied by the Purchaser consistent with the description in the footnotes to the Purchaser’s audited financial statements filed with its Form 10-K for the year 2006; provided, however, that EBITDA shall not include: (A) any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business, (B) expenses of the Purchaser incurred in connection with the execution of this Agreement and the performance of obligations hereunder or the operation of the Company subsequent to the Closing, other than reasonable expenses charged to the Company for the Company’s use of the Purchaser’s servers, management fees, general overhead expenses, legal and accounting fees and expenses and insurance expenses related to the Company’s business; and (C) any payments made or required to be made by the Company or the Purchaser under this Agreement; provided further, that any products or services provided to the Company by the Purchaser or any affiliate of the Purchaser shall be charged to the Company in an amount no more than that the Purchaser or any affiliate of the Purchaser charges unrelated parties for the same or substantially equivalent products or services.

     “Employees” means those Persons employed by the Company immediately prior to the Closing Date.

     “Employment Agreements” means those Employment Agreements with Dan Isaacs and Adam Moore, as described in Section 7.08.

     “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), lease, license or encumbrance.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     “ERISA Affiliate” means any Person treated as a single employer with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code or Title IV of ERISA.

     “Estimated Net Book Value” has the meaning ascribed to it in Section 1.02(b)(i).

     “Excess Amount” has the meaning ascribed to it in Section 1.02(b)(iv).

     “Excess Earnout Shares” has the meaning ascribed to it in Section 1.05.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     “Fair Market Value” means the volume weighted average price of Purchaser common stock on the NASDAQ Stock Market for the ten (10) Trading Days immediately preceding the applicable date.

     “Final Net Book Value” has the meaning ascribed to it in Section 1.02(b)(iv).

     “Financial Statements” means the financial statements of the Company delivered to Purchaser pursuant to Section 2.08.

     “GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

     “General Partner” has the meaning ascribed to it in the forepart of this Agreement.

     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (including, without limitation, the United States Securities and Exchange Commission, the New York Stock Exchange, The Nasdaq Stock Market and the American Stock Exchange).

     “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

     “Indemnified Party” means any Person claiming indemnification under any provision of Article X.

     “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article X.

     “Indemnity Notice” means written notification pursuant to Section 10.02 of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

     “Independent Accountant” has the meaning ascribed to it in Section 1.02(b)(iii).

     “Initial Cash Payment” has the meaning ascribed to it in Section 1.02 (a).

      “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, trade secrets, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

     “Interests” has the meaning ascribed to it in the forepart of this Agreement.

     “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company (other than trade receivables generated in the ordinary course of business of the Company).

     “IRS” means the United States Internal Revenue Service.

     “July 31 Balance Sheet” has the meaning ascribed to it in Section 1.02(b)(i).

     “Knowledge of Sellers”, “Known to Sellers” or “Sellers’ Knowledge” means the knowledge of the Principals.

     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

     “Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

     “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

     “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

     “Limited Partners” has the meaning ascribed to it in the forepart of this Agreement.

     “Line of Credit” has the meaning ascribed to it in Section 6.08.

     “Loss” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

     “Net Book Value of the Company” means the current assets of the Company (net of allowances for doubtful accounts and accumulated depreciation) minus the current liabilities of the Company as shown on the applicable balance sheet of the Company, calculated in accordance with GAAP.

     “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     “Patents and Trademarks” has the meaning ascribed to it in Section 2.17.

     “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

     “Pension Benefit Plan” means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

     “Per Share Price” means the volume weighted average price of Purchaser common stock on the NASDAQ Stock Market for the ten (10) Trading Days immediately preceding the execution date of this Agreement.

     “Person” means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     “Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen’s compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Pre-Closing Certificate” has the meaning ascribed to it in Section 1.02(b)(i) .

“Principals” means Dan Isaacs, Adam Moore and Cy Huckaba.

“Purchase Price” has the meaning ascribed to it in Section 1.02(a) .

“Principal Market” means The Nasdaq Stock Market.

“Purchased Shares” has the meaning ascribed to it in Section 1.02(a) .

“Purchased Shares Transfer” has the meaning ascribed to it in Section 1.11(c) .

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

     “Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.

     “Purchaser’s Accountants” has the meaning ascribed to it in Section 1.02(b)(ii).

     “Purchaser Indemnified Parties” means Purchaser and its officers, directors, employees, agents and Affiliates (including, following the Closing Date, the Company).

     “Qualified Plan” means any Benefit Plan which is intended to qualify under Section 401(a) of the Code.

     “Receivables Notice” has the meaning ascribed to it in Section 1.03(c).

     “Representatives” has the meaning ascribed to it in Section 4.02.

     “Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

     “SEC” means the Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     “Sellers” has the meaning ascribed to it in the forepart of this Agreement.

     “Sellers’ Accountants” has the meaning ascribed to it in Section 1.02(b)(ii) .

      “Seller Indemnified Parties” means Sellers and their agents and Affiliates.

      “Subject Defined Benefit Plan” means each Defined Benefit Plan listed and described in Section 2.13(a) of the Disclosure Schedule.

     “Tax” or Taxes” means any Federal, state, county, local or foreign income, profits, gross receipts, franchise, sales, use, occupancy, excise gains, value added, withholding, employment, payroll, social security, general property, personal property, intangible property and all other taxes of any nature, fees, levies, duties, assessments, deficiencies or charges imposed by any Governmental or Regulatory Authority, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax Liability.

     “Tax Returns” means a report, return or other information (including any amendments) required to be supplied to a Governmental or Regulatory Authority with respect to Taxes.

     “Third Party Claim” has the meaning ascribed to it in Section 10.02(a).

     “Trading Day” means any day on which securities are traded on The NASDAQ Stock Market.

     “Transfer Taxes” means all sales, use, transfer, real property transfer, reporting, recording, gains, stock transfer and other similar taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement.

     (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE XIII

MISCELLANEOUS

     13.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:

Viewpoint Corporation
498 Seventh Avenue
New York, NY 10018
Facsimile No: (212) 201-0801
Attn: Chief Financial Officer

with a copy to:

Viewpoint Corporation
498 Seventh Avenue
New York, NY 10018
Facsimile No: (212) 201-0846
Attn: General Counsel

If to Sellers, to:

Dan Isaacs
Adam Moore
c/o Springbox, Ltd.
706 Congress Ave.
Suite A
Austin, Texas 78701

and

Springbox GP, LLC
c/o Springbox, Ltd.
706 Congress Ave.
Suite A
Austin, Texas 78701

with a copy to:

Brian Fenske
Fulbright & Jaworski L.L.P.
600 Congress Ave, Ste. 2400
Austin, Texas 78701

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

     13.02 Entire Agreement. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     13.03 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

     13.04 Public Announcements. Other than in connection with the initial press release approved by the Company and Purchaser and the related statements to the public to be made by Purchaser at the conference call referenced in such press release if any, at all other times at or before the Closing, Sellers and Purchaser will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Sellers and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

     13.05 Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Company furnished by Sellers hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its Representatives.

     13.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     13.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     13.08 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Articles IX or X.

     13.09 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to (i) a wholly-owned subsidiary of Purchaser (provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein), (ii) any post-Closing purchaser of all of the issued and outstanding stock of the Company or a substantial part of its assets or (iii) any financial institution providing purchase money or other financing to Purchaser or the Company from time to time as collateral security for such financing, but no such assignment referred to in clause (i) or (ii) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     13.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     13.11 Consent to Jurisdiction and Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in the Borough of Manhattan in the City of New York in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

     13.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     13.13 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     13.14 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     13.15 Representation. Each party to this Agreement hereby acknowledges that it or he has had an opportunity to ask for and has obtained information relevant to the negotiation and preparation of this Agreement and the transactions provided for herein and to consult with counsel of its or his choosing with respect to such matters, and has either engaged counsel of its or his choosing to represent it or him in connection with the negotiation and preparation of this Agreement and the transactions provided for herein, or has elected not to be represented by counsel.

IN WITNESS WHEREOF, each party hereto has signed this Agreement, or caused this Agreement to be signed by its officer thereunto duly authorized, as of the date first above written.

VIEWPOINT CORPORATION

By:
Name:
Title:

SPRINGBOX GP, LLC

By:
Name:
Title:

DAN ISAACS

By:
Name: Dan Isaacs

ADAM MOORE

By:
Name: Adam Moore

CY HUCKABA

By:
Name: Cy Huckaba

LARRY ISAACS
By:
Name: Larry Isaacs

GARY MOORE

By:
Name: Gary Moore

Exhibit 10.01

Indemnification Percentages of Principals

Dan Isaacs	47.5%
Adam Moore	47.5%
Cy Huckaba	5%